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                                                                    EXHIBIT 99.3


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                                ELEMENT 14, INC.
                         UNAPPROVED SHARE OPTION SCHEME



             This STOCK OPTION ASSUMPTION AGREEMENT by and between Broadcom Corporation, a California corporation ("Broadcom"), and the undersigned individual ("Optionee") is effective as of November 22, 2000 (this "Assumption Agreement").

             WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock ("Element 14 Stock") of Element 14, Inc., a Delaware corporation ("Element 14"), which were granted to Optionee under the Element 14, Inc. Unapproved Share Option Scheme (the "Option Scheme"), and are each evidenced by an Option Certificate(s).

             WHEREAS, Element 14 has been acquired by Broadcom through the merger of E14 Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Broadcom ("E14"), with and into Element 14 (the "Merger") pursuant to the Merger Agreement and Plan of Reorganization, dated as of September 22, 2000 (the "Merger Agreement"), by and among Broadcom, E14 and Element 14 and, with respect to Articles 7 and 9 of the Merger Agreement only, Rob Soni, as Stockholder Agent, and U.S. Stock Transfer Corporation, as Depositary Agent.

             WHEREAS, the provisions of the Merger Agreement require Broadcom to assume the obligations of Element 14 under the Option Scheme and each outstanding option under the Option Scheme at the consummation of the Merger.

             WHEREAS, by an agreement by and between Element 14 and the Optionee, it was agreed that the Optionee's options under the Option Scheme would be assumed by the successor corporation (or a parent or subsidiary of the successor corporation) in the event of a merger of Element 14 with or into another corporation.

             WHEREAS, Broadcom desires to issue to the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

             WHEREAS, pursuant to the Merger Agreement, each outstanding share of Element 14 Stock was converted into 0.13252068 (the "Exchange Ratio") of a share of Class A common stock, par value $0.0001 per share, of Broadcom ("Broadcom Stock").

             WHEREAS, the purpose of this Agreement is to evidence the assumption by Broadcom of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Broadcom.

             NOW, THEREFORE, it is hereby agreed as follows:


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             1. The number of shares of Element 14 Stock subject to the options outstanding under the Option Scheme held by Optionee immediately prior to the Effective Time (the "Element 14 Options") and the exercise price payable per share are set forth in Exhibit A attached hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and obligations of Element 14 under the Option Scheme and each of the Element 14 Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each Assumed Option and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock subject to each Assumed Option shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Broadcom Stock under the Assumed Option shall also be as indicated for that option in Exhibit A attached hereto.

             2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be no less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the Element 14 Stock subject to the Element 14 Option and the aggregate exercise price in effect at such time under the Option Certificate(s). Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Element 14 Option immediately prior to the Merger.

             3. Unless the context otherwise requires, all references in the Option Certificate(s) and, if applicable, in the Option Scheme (as incorporated into such Option Certificate(s)) shall be adjusted as follows: (i) all references to the "Company" shall mean Broadcom, (ii) all references to "Common Stock" shall mean a share of Broadcom Stock and (iii) all references to the "Board" shall mean the Board of Directors of Broadcom.

             4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Option Certificate(s) applicable to that option, and the provisions of the Option Scheme and the Option Certificate(s) shall accordingly govern and control Optionee's rights to purchase Broadcom Stock under the Assumed Option.

             5. Pursuant to the terms of your Option Certificate(s) and the Option Scheme, your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Option Certificate(s) immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

             6. For purposes of applying any and all provisions of the Option Certificate(s) and/or the Option Scheme relating to Optionee's status as an employee of or a consultant to Element 14, Optionee shall be deemed to continue in such status as an employee or a consultant



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for so long as Optionee renders services as an employee or a consultant to
Broadcom or any present or future subsidiary of Broadcom. Accordingly, the provisions of the Option Certificate(s) governing the termination of the Assumed Options upon Optionee's cessation of service as an employee of or a consultant to Element 14 shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Broadcom or any present or future subsidiaries of Broadcom, and each assumed Element 14 Option shall accordingly terminate, within the designated time period in effect under the Option Certificate for that option, following such cessation of service as an employee of or a consultant to Broadcom or any present or future subsidiaries of Broadcom.

             7. The adjusted exercise price payable for the Broadcom Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Option Certificate applicable to that option.

             8. In order to exercise each Assumed Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Option Certificate. This notice should be delivered to Broadcom at the following address:

                       Broadcom Corporation
                       16215 Alton Parkway
                       Irvine, California 92618
                       Attention: Manager of Shareholder Services

             9. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Certificate as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.



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             IN WITNESS WHEREOF, Broadcom Corporation has caused this Assumption
Agreement to be executed on its behalf by its duly authorized officer as of November 22, 2000.



                                      BROADCOM CORPORATION


                                      By:
                                          -----------------------------------
                                          David A. Dull
                                          Vice President, General Counsel and
                                          Secretary


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                                 ACKNOWLEDGMENT

        The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her Element 14 Options hereby assumed by Broadcom are as set forth in the Option Certificate, the Option Scheme, and this Assumption Agreement.



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                                      Signature of Optionee

                                      -----------------------------------
                                      Printed Name


DATED: